March 17, 2008

China Cablecom Holdings, Ltd.

17 State Street

Suite 1600

New York, NY 10004

U.S.A.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4, File No. 333-147038 (the “Registration Statement”) filed with the Securities and Exchange Commission by China Cablecom Holdings, Ltd., a British Virgin Islands company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), with respect to the offer and sale to the security holders of Jaguar Acquisition Corporation, a Delaware company (“Jaguar”) pursuant to a merger of Jaguar with and into the Company of (i) 4,600,000 ordinary shares, par value $.0005 per share (the “Ordinary Shares”), of the Company to the holders of Jaguar common stock, par value $.0001 per share; (ii) 4,950,000 units (“Units”) to the holders of units in Jaguar, with each Unit consisting of one of the Company’s Ordinary Shares and two warrants, each to purchase one Ordinary Share of the Company, (iii) up to 9,900,000 warrants, each to purchase one Ordinary Share of the Company (the “Warrants”); (iv) up to 350,000 Units to the holder of one representative unit purchase option (the “RPO”) in Jaguar; (iv) one RPO of the Company; and (v) up to 9,900,000 Ordinary Shares issuable upon exercise of the Warrants.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

We are of the opinion that, upon issuance in the Redomestication Merger (as defined in the Registration Statement), the Warrants and the RPO will be valid and binding obligations of the Company, enforceable in accordance with their respective terms.

In providing such opinion, we have assumed that (i) the Redomestication Merger will, pursuant to the laws of the British Virgin Islands, result in the assets of every description, including choses in action and the business of Jaguar, immediately vesting in the Company, and the Company becoming liable for all claims, debts, liabilities and obligations of Jaguar, and (ii) that the Company has all requisite corporate power and authority and has taken all actions required under the laws of the British Virgin Islands to issues such securities and perform its obligations thereunder.  In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; (c) no opinion is expressed herein as to the enforceability of the indemnification provisions contained in any agreement, to the extent such provisions may be unenforceable under federal or state securities laws; (d) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws; (e) no opinion is expressed herein as to federal and state laws, regulations and policies concerning (i) a national or local emergency, (ii) possible judicial deference to acts of sovereign states, (iii) civil and criminal forfeiture laws, (iv) conscionability or other provisions that might violate public policy or (v) usury; and (f) no opinion is expressed herein as to (i) survivability or severability provisions, (ii) any provision purporting to make oral modifications will be unenforceable or which limits the applicability of the doctrine of promissory estoppel, (iii) choice of law or venue provisions, (iv) any provision that prohibits assignment by operation of law or in any other respect that may be deemed unreasonable under the circumstances, or (v) any arbitration provisions.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York.  In particular, we do not purport to pass on any matter governed by the laws of the British Virgin Islands.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references made to us in the Registration Statement and in the proxy statement/prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP